Exhibit 99.2

LINCOLN INTERNATIONAL, INC. 2026 INCENTIVE AWARD PLAN
OPTION GRANT NOTICE
Capitalized terms not specifically defined in this Option Grant Notice (the “Grant Notice”) have the meanings given to them in the 2026 Incentive Award Plan (as amended from time to time, the “Plan”) of Lincoln International, Inc. (the “Company”). The Company hereby grants to the participant listed below (“Participant”) the stock option described in this Grant Notice (the “Option”), subject to the terms and conditions of the Plan and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), and the special terms and provisions, if any, for the Participant’s country of residence in the appendix attached hereto as Exhibit B (the “International Appendix”), each of which are incorporated into this Grant Notice by reference.

Participant:	[Insert Participant Name]
Grant Date:	[Insert Grant Date]
Exercise Price per Share:	[Insert Exercise Price]
Shares Subject to the Option:	[Insert Number of Options]
Final Expiration Date:	[Insert Expiration Date]
Vesting Commencement Date:	[Insert Vesting Commencement Date]
Vesting Schedule:	[To be specified in individual agreements]
Type of Option	☐ Incentive Stock Option	☐ Non-Qualified Option

By Participant’s signature below or electronic acceptance or authentication in a form authorized by the Company, Participant agrees to be bound by the terms of this Grant Notice, the Plan, the Agreement and the International Appendix, as applicable. Participant has reviewed the Plan, this Grant Notice, the Agreement and the International Appendix, as applicable, in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice, the Agreement and the International Appendix, as applicable. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the Option.

LINCOLN INTERNATIONAL, INC.	PARTICIPANT

By:	By:

Print Name:	Print Name:

Title:

2

EXHIBIT A
STOCK OPTION AGREEMENT
ARTICLE I.
GENERAL
1.1    Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement, the International Appendix, as applicable, and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.2    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement,
(a)    “Cessation Date” shall mean the date of Participant’s Termination of Service (regardless of the reason for such termination).
(b)    “Participating Company” shall mean the Company or any of its parents or Subsidiaries.
ARTICLE II.
GRANT OF OPTION
2.1    Grant of Option. In consideration of Participant’s past and/or continued employment with or service to a Participating Company and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to the Participant the Option to purchase any part or all of an aggregate number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Article VIII of the Plan.
2.2    Exercise Price. The exercise price per Share of the Shares subject to the Option (the “Exercise Price”) shall be as set forth in the Grant Notice.
2.3    Consideration to the Company. In consideration of the grant of the Option by the Company, Participant agrees to render faithful and efficient services to any Participating Company.
ARTICLE III.
PERIOD OF EXERCISABILITY
3.1    Commencement of Exercisability.
(a)    Subject to Participant’s continued employment with or service to a Participating Company on each applicable vesting date and subject to Sections 3.1(b) – (e), 3.2, 3.3, 5.9 and 5.14 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.
(b)    Unless otherwise determined by the Administrator or as set forth in a written agreement between Participant and the Company, any portion of the Option that has not become vested and exercisable on or prior to the Cessation Date (including, without limitation, pursuant to any employment or similar agreement by and between Participant and the Company) shall be forfeited on the Cessation Date and shall not thereafter become vested or exercisable.
(c)    In the event of Participant’s Termination of Service due to Participant’s death or Disability, the Option shall become vested and exercisable in full as of the Cessation Date.
(d)    In the event Participant incurs a Termination of Service for any reason other than due to Participant’s death or Disability, except as may be otherwise provided by the Administrator or as set forth in a written agreement between Participant and the Company, Participant shall immediately forfeit any portion of the Option that has not become vested and exercisable on or prior to the Cessation Date and such forfeited portion of the Option shall not thereafter become vested or exercisable, provided that the Company may make a determination that it is in the Company’s best interest that Participant not forfeit Participant’s unvested Awards on the Cessation Date and that selected unvested Awards shall not be forfeited merely because of such a Termination of Service before the relevant scheduled vesting date or dates, but shall become fully vested and exercisable.
(e)    Notwithstanding the foregoing, in the event of a Change in Control, the Award will be treated in accordance with Section 8.3 of the Plan.
3.2    Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment that becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice or in accordance with Section 3.1) shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof. Once the Option becomes unexercisable, it shall be forfeited immediately.
3.3    Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:
(a)    The expiration date set forth in the Grant Notice; provided that such expiration date shall not be later than the tenth (10th) anniversary of the Grant Date;
(b)    Except as the Administrator may otherwise approve, the ninetieth (90th) day following the Cessation Date by reason of Participant’s Termination of Service for any reason other than due to death, Disability or by a Participating Company for Cause;
(c)    Except as the Administrator may otherwise approve, immediately upon the Cessation Date by reason of Participant’s Termination of Service by a Participating Company for Cause; and
(d)    The expiration of twelve (12) months from the Cessation Date by reason of Participant’s Termination of Service due to death or Disability.
3.4    Tax Withholding.
(a)    As set forth in Section 9.5 of the Plan, the Participating Companies shall have the authority to deduct or withhold, or require Participant to remit to the applicable Participating Company, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement. Unless the Administrator otherwise determines, the Company shall withhold, or cause to be withheld, a net number of vested Shares otherwise issuable upon the exercise of the Option having a then-current Fair Market Value not exceeding the amount necessary to satisfy the applicable tax withholding obligation of the Participating Companies based on Participant’s Applicable Withholding Rate, subject to Section 9.5 of the Plan. Participant’s “Applicable Withholding Rate” shall mean the greater of (i) the minimum applicable statutory tax withholding rate or (ii) a greater withholding rate designated by the Participant, but in no event greater than the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the Option under generally accepted accounting principles in the United States of America); provided, however, that the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the Option under generally accepted accounting principles.
(b)    The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the exercise of the Option to, or to cause any such Shares to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the exercise of the Option or any other taxable event related to the Option.
(c)    Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action any Participating Company takes with respect to any tax withholding obligations that arise in connection with the Option. No Participating Company makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Participating Companies do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.
ARTICLE IV.
EXERCISE OF OPTION
4.1    Person Eligible to Exercise. During the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by Participant’s personal representative or by any Person empowered to do so under the deceased Participant’s will or under the then Applicable Laws of descent and distribution.
4.2    Partial Exercise. Subject to Section 5.2, any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof.
4.3    Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other Person designated by the Company), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof.
(a)    An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b)    The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, in such form of consideration permitted under Section 4.4 that is acceptable to the Administrator;
(c)    The payment of any applicable withholding tax in accordance with Section 3.4;
(d)    Any other written representations or documents as may be required in the Administrator’s sole discretion to effect compliance with Applicable Law; and
(e)    In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any Person or Persons other than Participant, appropriate proof of the right of such Person or Persons to exercise the Option.
Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.
4.4    Method of Payment. Unless the Administrator otherwise determines, payment of the Exercise Price shall be by Participant’s surrender of vested Shares (including, without limitation, Shares otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the Option or exercised portion thereof.
4.5    Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for any Shares or to cause any Shares to be held in book-entry form prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, (d) the receipt by the Company of full payment for such Shares, which may be in one or more of the forms of consideration permitted under Section 4.4, and (e) the receipt of full payment of any applicable withholding tax in accordance with Section 3.4 by the Participating Company with respect to which the applicable withholding obligation arises.
4.6    Rights as Shareholder. Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). No adjustment will be made for a dividend or other right for which the record date is prior to the date of such issuance, recordation and delivery, except as provided in Article VIII of the Plan. Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

ARTICLE V.
OTHER PROVISIONS
5.1    Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice, this Agreement and the International Appendix, as applicable, and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice, this Agreement and the International Appendix, as applicable, as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice, this Agreement or the International Appendix, as applicable.
5.2    Whole Shares. The Option may only be exercised for whole Shares.
5.3    Option Not Transferable. The Option shall be subject to the restrictions on transferability set forth in Section 9.1 of the Plan.
5.4    Adjustments. The Administrator may accelerate the vesting of all or a portion of the Option in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Article VIII of the Plan.
5.5    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last email or physical address reflected on the Company’s records. By a notice given pursuant to this Section 5.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email (to Participant only) or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
5.6    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
5.7    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
5.8    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice, this Agreement and the International Appendix, as applicable, are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice, this Agreement and the International Appendix, as applicable, shall be deemed amended to the extent necessary to conform to Applicable Law.

5.9    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material respect without the prior written consent of Participant.
5.10    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5.3 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
5.11    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
5.12    Not a Contract of Service Relationship. Nothing in this Agreement, the International Appendix, as applicable, or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Participating Company or shall interfere with or restrict in any way the rights of any Participating Company, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent (i) expressly provided otherwise in a written agreement between a Participating Company and Participant or (ii) where such provisions are not consistent with applicable foreign or local laws, in which case such applicable foreign or local laws shall control.
5.13    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
5.14    Section 409A. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Option (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Option either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
5.15    Agreement Severable. In the event that any provision of the Grant Notice, this Agreement or the International Appendix, as applicable, is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice, this Agreement or the International Appendix, as applicable.

5.16    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the right to receive Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.
5.17    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.
5.18    Electronic Delivery. By accepting this Award, whether electronically or otherwise, Participant hereby (i) consents to receive such documents by electronic means, (ii) consents to the use of electronic signatures, and (iii) agrees to participate in the Plan and/or receive any such documents through an on line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click through electronic acceptance of terms and conditions.
5.19    Clawback. The Option (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of the Option or upon the receipt or resale of any Shares underlying the Option) will be subject to any Company claw-back policy as in effect from time to time, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder).
5.20    Incentive Stock Options. Participant acknowledges that to the extent the aggregate Fair Market Value of Shares (determined as of the time the option with respect to the Shares is granted) with respect to which Incentive Stock Options, including this Option (if applicable), are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such Incentive Stock Options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such Incentive Stock Options shall be treated as Non-Qualified Options. Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. Participant also acknowledges that an Incentive Stock Option exercised more than three (3) months after Participant’s Termination of Service, other than by reason of death or disability, will be taxed as a Non-Qualified Option.
5.21    Notification of Disposition. If this Option is designated as an Incentive Stock Option, Participant shall give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the Grant Date or (b) within one (1) year after the transfer of such Shares to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.
5.22    Special Provisions for Options Granted to Participants Outside the United States. If the Participant performs services for any Participating Company outside of the United States, this Agreement shall be subject to the special provisions, if any, for the Participant’s country of residence, as set forth in the International Appendix. If the Participant relocates to one of the countries included in the International

Appendix during the life of this Agreement, the special provisions for such country shall apply to the Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with applicable foreign and local law or facilitate the administration of the Plan. The Company reserves the right to impose other requirements on this Agreement, the Option and the Shares issued upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with applicable foreign or local laws or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
* * * * *

EXHIBIT B
TO STOCK OPTION AWARD AGREEMENT
SPECIAL PROVISIONS FOR STOCK OPTIONS
GRANTED TO PARTICIPANTS OUTSIDE THE U.S.
This Exhibit B includes additional terms applicable to Participants who reside or provide services to a Participating Company in the countries identified below. These terms and conditions are in addition to those set forth in the Agreement to which this Exhibit B is attached and the Plan and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Exhibit B without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.
This International Appendix also includes information relating to exchange control and other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of May 19, 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant does not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option is exercised or Shares acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to the particular situation of the Participant, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to the Participant.
B-1